Exhibit 99.1

iGATE Reports 2008 Third-Quarter Results

Strong Earnings Growth Despite Challenging Market Conditions

FREMONT, CA – October 17, 2008 – iGATE Corporation, (Nasdaq:IGTE), an integrated technology and operations (iTOPS) company, today announced its third quarter 2008 financial results under US GAAP for the three months ended September 30, 2008.

Third quarter highlights

•	Diluted earnings from continuing operations of $0.15 per share, an increase of 200% from the corresponding quarter last year

•	Revenue from continuing operations of $55.4 million, an increase of 10% from the corresponding quarter last year

•	7 new customers added during the quarter

•	iGATE has been ranked the top IT employer in India in the Dataquest-IDC 8th Annual Best IT Employers Survey

•	Completed the spin-off of the Professional Services business into a publicly-traded company named Mastech Holdings Inc (AMEX:MHH) on September 30, 2008

•	6,407 employees as of September 30, 2008

“In a highly volatile market where top-line growth is challenging, we have focused on expanding our margins. Our ability to continue delivering strong earnings growth is a result of our integrated Technology and Operations (iTOPS) outsourcing model. This model facilitates greater operational efficiencies, enables our clients to move to a more variabilized cost structure and strengthens their partnership with us,” said Phaneesh Murthy, Chief Executive Officer of iGATE Corporation.

“We have continued to tighten our operations. We have restructured the company with a more vertical alignment and created a central resource pool that has helped push utilization up. The efficiency measures undertaken have been effective, helping us deliver strong earnings growth once again,” said Sujit Sircar, Chief Financial Officer of iGATE Corporation.

Operating results

Revenue from continuing operations for the quarter increased to $55.4 million compared to $50.4 million in the same period last year. Gross profit margin improved significantly to 38.4% from 32.0% in the corresponding quarter last year. The improvement in margin is due to increased utilization, improved average realizations and a favorable exchange movement.

Operating income for the quarter increased to $7.4 million from $3.4 million in the same period last year. Operating margin has gone up to 13.4% of revenue from 6.8% in the corresponding quarter last year.

Net income from continuing operations increased to $8.5 million, or $0.15 per diluted share, compared to net income of $2.9 million or $0.05 per diluted share in the same period last year.

For the nine months ended September 30, 2008 the company generated operating cash flow of $33.4 million and ended the quarter with $61.4 million in cash and short-term investments.

Key customer wins and significant projects executed

iGATE won a deal from a North American financial services company to develop strategic solutions that expand the client’s e-commerce initiative. The engagement focuses on output-based performance measurements that align with the client’s objectives of time-to-market and commits to continuous improvement in productivity and quality.

A leading provider of eyeglass lenses has engaged iGATE to migrate its core applications to an intranet to enhance efficiencies in its operations. iGATE is also assisting the client to create and redevelop workflows that will help reduce operational time.

iGATE has signed an integrated Technology and Operations (iTOPS) deal with a top Canadian financial services provider for its creditors insurance line of business. iGATE is committed to providing additional benefits to the client through further improvements in operational efficiencies, thus resulting in greater cost optimization.

One of the world’s most highly rated financial institutions awarded a multi-million dollar agreement to iGATE for remote infrastructure management services. iGATE will help the client streamline its infrastructure processes and also significantly reduce operational costs. iGATE also won an iTOPS contract to perform finance and accounting services for the client’s finance organization. As a part of the relationship, iGATE will manage the technology platform and migrate existing processes to a Business Service Provisioning model.

An Australian financial institution has engaged iGATE to build a new claims platform that incorporates the best industry practices and has the ability to handle acquisitions. iGATE is also helping the client test their core processing platform.

A leading supplier for the energy industry selected iGATE to configure a SOX-compliant security model for their enterprise software for their North American operations.

Significant events during the quarter

•	Introduced a new retirement solutions practice and appointed industry expert Winthrop “Win” Cody to lead the practice

•	Sale of Clinical Research business completed

•	Appointed Sujit Sircar, as the Chief Financial Officer, consequent to the sad and untimely death of Ramachandran Natesan

Conference Call and Webcast

iGATE will host a telephonic conference call to discuss the company’s third quarter financial results at 9:00 a.m. Eastern Time (USA) on Friday, October 17, 2008. A live webcast of this conference call will be available on the website mentioned in the invite. The webcast will remain available for replay through October 24, 2008.

About iGATE Corporation

iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting; IT services; data warehouse and business intelligence solutions; enterprise solutions; business process outsourcing and business service provisioning; contact center and infrastructure management services. The company services around 100 clients across the globe. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2007.

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

Media Contacts:

Subramanyam Rathnam

+1 510-402-7354

subramanyam.rathnam@igate.com

Alexis Wilson

RF Binder for iGATE

+1 212-994-7591

alexis.wilson@rfbinder.com

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	September 30 2008	December 31 2007
ASSETS
Current assets:
Cash and cash equivalents	$29,919	$46,655
Short term investments	31,441	25,295
Accounts receivable, net	46,760	40,247
Prepaid and other current assets	3,286	10,077
Prepaid income taxes	1,715	894
Deferred income taxes	551	63
Receivable from Mastech	2,681	536
Current assets of discontinued operations	—	16,269

Total current assets	116,353	140,036

Investments	1,065	943
Deposits	2,859	2,126
Land, building, equipment and leasehold improvements, net	34,033	34,239
Deferred income taxes	4,807	—
Goodwill	30,284	35,773
Intangible assets, net	3,369	1,003
Noncurrent assets of discontinued operations	—	2,351

Total Assets	$192,770	$216,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,516	$3,846
Accrued payroll and related costs	10,991	14,384
Accrued income taxes	—	631
Accrued expenses	14,481	7,968
Liability on outstanding derivative contract	6,549	—
Other current liabilities	4,989	9,719
Restructuring reserve	443	1,058
Deferred revenue	616	495
Current liabilities of discontinued operations	—	8,335

Total current liabilities	40,585	46,436

Other long term liabilities	4,971	536
Liability on outstanding derivative contract, long term	3,096	—
Deferred income taxes	1,248	7,096

Total liabilities	49,900	54,068

Minority interest	—	6,437

Shareholders’ equity:
Common Stock, par value $0.01 per share	551	546
Additional paid-in capital	171,536	165,757
Retained earnings (deficit)	8,820	(6,026)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	(23,323)	10,403

Total shareholders’ equity	142,870	155,966

Total liabilities and shareholders’ equity	$192,770	$216,471

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in thousands, except per share data)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2008	2007	2008	2007
Revenues	$55,418	$50,390	$167,298	$148,099
Cost of revenues	34,143	34,287	105,820	101,439

Gross margin	21,275	16,103	61,478	46,660
Selling, general and administrative	11,378	9,951	33,092	31,298
Depreciation and amortization	2,449	2,705	8,345	7,841
Goodwill impairment	—	—	—	1,950

Income from operations	7,448	3,447	20,041	5,571
Other income, net	968	804	3,198	4,770
Minority interest	—	(653)	(371)	(1,966)
Gain (loss) on venture investments	—	407	—	(193)
Equity in income of affiliated companies	—	94	2	221

Income before income taxes	8,416	4,099	22,870	8,403
Income tax (benefit) expense	(40)	1,150	541	1,749

Income from continuing operations	8,456	2,949	22,329	6,654
(Loss) income from discontinued operations, net of income taxes	(162)	1,382	1,781	4,076

Net income	$8,294	$4,331	$24,110	$10,730

Net earnings per common share, Basic:
Earnings from continuing operations	$0.15	$0.05	$0.42	$0.12
Earnings from discontinued operations	—	0.03	0.03	0.08

Net earnings - Basic	$0.15	$0.08	$0.45	$0.20

Net earnings per common share, Diluted:
Earnings from continuing operations	$0.15	$0.05	$0.40	$0.12
Earnings from discontinued operations	—	0.03	0.03	0.08

Net earnings - Diluted	$0.15	$0.08	$0.43	$0.20

Weighted average common shares outstanding, Basic	53,985	53,446	53,818	53,234

Weighted average dilutive common equivalent shares outstanding	55,743	53,965	55,457	53,807